Exhibit 10.1(d)
AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of November 7, 2008, by and between Ameristar Casinos, Inc., a Nevada corporation (the “Company”), and Thomas M. Steinbauer (the “Employee”).
     WHEREAS, the Company and the Employee are parties to an Employment Agreement, dated as of November 15, 1993, as previously amended by Amendment No. 1 to Employment Agreement dated as of October 5, 2001 and by Amendment No. 2 to Employment Agreement dated as of August 15, 2002 (as so amended, the “Agreement”); and
     WHEREAS, the Company and the Employee desire to amend the Agreement to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Employee agree as follows:
     1. New Section 10.9. The following new Section 10.9 is hereby added to the end of the Agreement:
     “10.9 SECTION 409A COMPLIANCE
     (a) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit (including any payment pursuant to Section 5.5(b)) that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee or (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10.9(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
     (b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.”
     2. Confirmation. Except as amended pursuant to this Amendment, the terms of the Agreement shall continue in full force and effect.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

AMERISTAR CASINOS, INC.		EMPLOYEE:

By:	/s/ Gordon R. Kanofsky	/s/ Thomas M. Steinbauer

	Name: Gordon R. Kanofsky	Thomas M. Steinbauer
Title: Chief Executive Officer and
Vice Chairman

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